Exhibit 99.1

Contact:	J. Steven Roy

Executive Vice President and Chief Financial Officer

(334) 677-2108

MOVIE GALLERY REPORTS PLANNED RESIGNATION OF STEVE ROY,
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ALSO ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

DOTHAN, Ala. (February 4, 2004) — Movie Gallery, Inc. (Nasdaq: MOVI) today announced that J. Steven Roy, the Company’s Executive Vice President and Chief Financial Officer, plans to resign from the Company at the end of March 2004 to pursue private business interests.

The Company also announced the promotions of the following senior level executives, effective with Mr. Roy’s departure: Jeffrey S. Stubbs, Executive Vice-President of Operations, will assume the role of Chief Operating Officer; S. Page Todd, Executive Vice-President and General Counsel, will assume the responsibilities of Chief Compliance Officer; and Mark S. (Bo) Loyd, Executive Vice-President of Product and Distribution, will assume the responsibility of Chief Administrative Officer.  Additionally, Keith A. Cousins, Senior Vice President of Development, has been promoted to Executive Vice-President of Development; Ivy M. Jernigan, Vice President – Controller, will become Senior Vice President and Chief Financial Officer; and Michelle K. Lewis, Vice-President – Finance, will assume the responsibilities of Senior Vice-President – Treasurer.

Mr. Roy commented, “I have immensely enjoyed my years at Movie Gallery and am very proud of our accomplishments during this time.  However, after nearly nine very intensive years at the Company and 11 years at Ernst & Young before that, I am ready to take up new challenges.  I have every confidence in Keith, Ivy, Michelle and the remainder of our executive team and their ability to handle my responsibilities thoroughly and effectively.  Each of them has been with our Company for a minimum of seven years and understands extremely well the dynamics of our industry and the strategies accountable for Movie Gallery’s successful growth.  While we will work together on this transition throughout the next two months, the timing of my departure will enable me to fulfill all of my responsibilities as Chief Financial Officer with regard to the filing of the Company’s Annual Report on Form 10-K for Fiscal 2003.”

Joe Malugen, Chairman and Chief Executive Officer said, “Steve Roy has been an integral part of our Company since before its 1994 initial public offering, first as its independent auditor and then as an executive officer of the Company since 1995.  He has made a tremendous contribution to the growth of this organization and the expansion of its shareholder value.  We

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wish him every success in his future endeavors.

“In addition, we are excited about the management changes we have announced today.  Our management team, the most experienced in our industry, is fully dedicated to continuing the growth of both our business and our shareholder value.  Each of these individuals has played a significant role in our Company’s past successes, and they are prepared for their new challenges.”

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 5, 2003.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery currently owns and operates a total of 2,178 video specialty stores located throughout North America.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

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